UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

Amendment No. 1

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☐
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☒
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Distribución y Servicio D&S S.A.

(Name of Subject Company)

Not Applicable

(Translation of Subject Company’s Name into English (if applicable))

Republic of Chile

(Jurisdiction of Subject Company’s Incorporation or Organization)

Inversiones Australes Tres Limitada

Wal-Mart Stores, Inc.

(Name of Person(s) Furnishing Form)

American Depositary Shares

(Title of Class of Subject Securities)

254753106

(CUSIP Number of Class of Securities)

Shares of Common Stock

(Title of Class of Subject Securities)

Not Applicable

(CUSIP Number of Class of Securities)

Not Applicable

(Name, Address (including zip code) and Telephone Number (including area code) of

Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

December 23, 2008

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1.  Home Jurisdiction Documents

The following documents are attached as exhibits to this Form:

Exhibit Number	Description

1.*	English translation of Chilean Prospectus dated December 23, 2008.

2.*	English translation of Chilean Notice of Commencement.

*	Previously furnished as Exhibits 2 and 3 to Form CB filed with the Securities and Exchange Commission on December 23, 2008.

Item 2.  Informational Legends

Not applicable.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

Exhibit Number	Description

3.**	Notice to U.S. Stockholders of Distribución y Servicio D&S S.A. (the “U.S. Supplement”).

4.**	ADS Letter of Transmittal.

5.**	Form of Acceptance.

6.**	Summary newspaper advertisement published in the Wall Street Journal on December 23, 2008.

7.**	Form of Letter to brokers, dealers, commercial banks, trust companies and other nominees.

8.***	English translation of response, dated January 2, 2009, by Mr. Felipe Ibáñez Scott, to a letter from the Superintendency of Securities and Insurance (the “SVS”), dated December 24, 2008.

9.***	English translation of newspaper advertisement published in El Mercurio, a Chilean publication, on January 5, 2009.

**	Previously furnished as Exhibits 1, 4, 5, 6 and 7, respectively, to Form CB filed with the Securities and Exchange Commission on December 23, 2008.

***	Furnished herewith.

PART III - CONSENT TO SERVICE OF PROCESS

On December 23, 2008, Inversiones Australes Tres Limitada filed with the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X.

PART VI - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Inversiones Australes Tres Limitada

/s/ Mitchell W. Slape
Name:	Mitchell W. Slape
Title:	Attorney-in-Fact

January 5, 2009

Wal-Mart Stores, Inc.

/s/ Gordon Y. Allison
Name:	Gordon Y. Allison
Title:	Vice President and General Counsel - Corporate Division, and Assistant Secretary

January 5, 2009

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